Exhibit 99.2

Corporate Video Script

In the middle of Shandong Peninsula, the south of Bohai Sea Laizhou Bay, there is a place been called "the countryside of Chinese vegetable", it is Shouguang City in Shandong Province with total area of 2072KM2, 30Km coastline, around 10 billion Cubic Meter brine reserves underground, it is one of the three major crude salt production areas in china. The superior geographical position, rich natural resources, made an important enterprises in crude salt chemical industry- it is Gulf Resources, Inc.

Gulf Resources, Inc. is a public company listed on NASDAQ stock exchange market with a trading ticker “GURE”, registered in Delaware States, US. Gulf Resources conducts its operations through two wholly-owned China subsidiaries, they are Shouguang City Haoyuan Chemical Company Limited and Shouguang Yuxin Chemical Industry Co., Limited (“SYCI”).

The boundless saline and alkaline land at north side of Shouguang City are called Barren Land, but Haoyuan Chemical took the local brine resources as its advantage to develop treasure from the barren land, and become a large-scale bromine salt cogeneration enterprise with industrial bromine and industrial salt production and sales based on the brine mining. Haoyuan Chemical has registered capital of RMB three hundred million yuan. Over the years, it relied on technical innovation. Continuously deepen the quality management, increase the market development strength, become the industrial leader.

Bromine is an important product of salt chemical industry, the important material of chemical industry, main branch of marine chemical industry, from which can derive a variety of inorganic bromide, bromated and brominated organic compounds, all these has special values in the national economy and development of science and technology, being penetrated into all fields and industries along with our county’s leading industry development. At present, the bromine series has more than 200 kinds of products, in refrigeration, oil drilling, medicine, pesticide, fire extinction, flame retardant, sterilization and other areas have a large number of demands. Crude salt is a kind of basic chemical raw material, the major raw material for production of industry soda ash, which been titled as “chemical mother”, been widely used in the production of various chemical products. At the same time, crude salt is also the major raw material for table salt which is a kind of seasoning human cannot live without.

Bromine production process is very complicated. First need to dig a well pumping underground brine, through the building aqueduct delivery to the brine reservoir, then pump the brine from reservoir to the production plant, after acidification, oxidation, blowout, absorption, distillation process complete the bromine extraction process. The waste brine after extraction of bromine been send into the surrounding crude salt field for drying of crude salt, the reuse of wasted brine achieves purpose for comprehensive utilization of resources. Every bromine factory consists of several components: large mining area for brine extraction, the wells for brine extracting, aqueduct for transfer brine into the factory, reservoir for brine storage, the machinery for bromine extraction and production, the aqueduct for transfer wasted brine from factory into crude salt field, large area of wastewater evaporation ponds, large area of salt crystallization ponds, special high and low voltage power supply line, special plant road for every factory. We normally called the special power supply line, brine extraction wells, aqueduct for brine transfer into factory, the reservoir for brine storage called the “mining area”. The extraction and production of bromine factory called the “production area”, the aqueduct to transfer wasted brine from factory into crude salt field, wastewater evaporation ponds, salt crystallization ponds called the “crude salt field”.

There are long walls like a big dragon surround each factory areas, and at the gate of each area, the characters of Bromine Production Factory on the sign is very eye-catching. And for other mining and crude salt field areas, each factory has around hundreds to thousands of wells are extracting the brine, the distance between each well is about 100 meters long, tens-to-dozens kilometers bromine transfer aqueduct along the area, several-million square meters crude salt fields.

Currently, Haoyuan Chemical has 9 bromine factories which is the biggest bromine producer in China, among the 9 factories, bromine factories 1,2,6,7,8 and 9 have their individual mating crude salt field for total more than 20km².

In order to expand our production chain, Haoyuan Chemical acquire Yuxin Chemical who has four advanced production line include the oil and gas exploration chemicals, papermaking chemicals, intermediates for agriculture chemicals, a building for new products research & development and quality control. Yuxin chemical majorly produce and sale those products related to bromine as discussed early and etc. It is the first class supplier to CNPC, SINOPEC and some large paper making companies in China.

Haoyuan Chemical and Yuxin Chemical intensively bond together by the thorough expanded production chain link with each other. Formed huge Magnet Effect and weaved the interconnected net utilizing the recycling recourses in ecological sea chemical industry.

Recently, the construction of Shandong peninsula Special economic zone has become the national strategy, as the consensus has been reached that profits should made from the sea resources and technology. Located in the center of Shandong peninsula, Gulf Resources grasp this very rare chance for development with our innovation spirit, striving to figuratively build the marvelous aircraft carrier in crude salt chemical industry.